For the semi-annual period ended March 31, 2003.
File number 811-3084
Prudential Small Company Fund, Inc.

	SUB-ITEM 77 0

	EXHIBITS

	Transactions Effected Pursuant to Rule 10f-3

Ia.

1.	Name of Issuer
     VistCare Inc.

2.	Date of Purchase
              12/17/2002

3.	Number of Securities Purchased
               64,400

4.	Dollar Amount of Purchase
               $772,800

5.	Price Per Unit
               $12.00

6.	Name(s) of Underwriter(s) or Dealer(s)
               From whom Purchased:
                  Lehman Brothers

7.	Other Members of the Underwriting Syndicate

		Lehman Brothers Inc.
		SG Cowen Securities Corporation
		William Blair & Company, LLC
		Jefferies & Company, LLC
		A.G. Edwards & Sons, Inc.
		Prudential Securities
		Stifel, Nicolaus & Company, Incorporated
		Chatsworth Securities LLC
		Fahnestock & Co. Inc.
		Gerard Klauer Mattison & Co., Inc.
		Leerink, Swann & Company
		Legg Mason Wood Walker, Incorporated
		Stephens Inc.




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